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                                                                    EXHIBIT 24.6

                              HOPPER SOLIDAY & CO.

April 18, 1996

Board of Directors
Moxham Bank Corporation
540 Central Avenue
Johnstown, PA 15902

Gentlemen:

     We hereby consent to the use in the Registration Statement on Form S-4 of the draft of our opinion relating to the fairness to the shareholders of Moxham Bank Corporation, from a financial point of view, of the terms of the merger between Moxham Bank Corporation and BT Financial Corporation, and the references to Hopper Soliday & Co., Inc. in the Joint Proxy Statement Prospectus constituting part of this registration statement.

HOPPER SOLIDAY & CO., INC.

By:   /s/ ROBERT E. KAFAFIAN
    -------------------------
    Lancaster, PA
    Date: April 18, 1996